NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY ANNOUNCES APPROXIMATELY 41 MMCFE/D COMBINED RATE FROM THREE LATEST COTTON VALLEY WELLS, UPDATES THIRD QUARTER 2017 PRODUCTION GUIDANCE AND HEDGING

LAFAYETTE, LA - October 23, 2017 - PetroQuest Energy, Inc. (NYSE: PQ) announced today results from its horizontal Cotton Valley drilling program in East Texas. The Company completed a two well pad (PQ #26 & PQ #27 - average NRI: 59%) which established a cumulative maximum 24-hour gross daily rate of 17,207 Mcf of gas, 1,266 barrels of NGLs and 205 barrels of oil, for an equivalent rate of 26,033 Mcfe/d. PQ #26 and #27 represent the initial wells in the Company’s northern most JV acreage. In addition, the Company commenced flowback on its PQ #28 well (NRI: 58%) in early October. To date, the well has established a maximum 24-hour gross daily rate of 10,912 Mcf of gas, 689 barrels of NGLs and 51 barrels of oil, for an equivalent rate of 15,352 Mcfe/d. The three wells had an average lateral length of 6,163 feet and the Company estimates an average drill and complete cost of $893 per lateral foot. The initial maximum 24-hour gross daily rates and certain additional operating data per well were as follows:

Well	Max 24-Hour Mcfe/d	Lateral Length (ft)	Lbs Proppant/foot	Cluster Spacing (ft)	Bench Tested
PQ #26	12,704	6,812	1,005	100	E-Berry
PQ #27	13,330	6,748	1,331	75	E-Berry
PQ #28	15,352	4,928	1,014	75	E-4

The Company has reached total depth on its PQ #29 well (WI - 77%) and is currently drilling its PQ #30 well (WI - 74%), which will be the final well of its 2017 Cotton Valley drilling program. The Company expects to complete these two wells during the first quarter of 2018. Based upon the wells completed to date, the Company estimates its third quarter 2017 daily production from East Texas was 63% higher than the fourth quarter of 2016.

3Q17 Production Guidance Update
During August 2017, the Company experienced shut-ins at the majority of its Gulf of Mexico fields associated with Hurricane Harvey. In addition, during portions of August and September 2017, the Company’s West Delta 89 field was shut-in as a result of a fire on a third-party platform. The Company estimates Gulf of Mexico down-time related to the events above totaled approximately 2.4 MMcfe per day during the third quarter of 2017. All of the impacted production has been restored. As a result of the down-time, the Company projects its third quarter 2017 production will average between 81 - 82 MMcfe per day as compared to its previous guidance range of 80-84 MMcfe per day.

Hedging Update
The Company recently initiated the following commodity hedging transaction:

	Instrument
Production Period	Type	Daily Volumes	Price
Oil:
2018	Swap	250 Bbls	$55.00

After executing the above transaction, the Company has 91,250 Bbls of oil hedged for 2018 at an average floor price of $55.00/Bbl. In addition, the Company has approximately 3.2 Bcf of natural gas hedged for the first quarter of 2018 at an average floor price of $3.24/Mcf.

Management’s Comment
“We are very pleased with the results from our 2017 Cotton Valley drilling program. We implemented multiple operational options including longer laterals, larger proppant concentration, pad drilling and tighter perforation cluster spacing. We obtained micro-seismic data, which we are continuing to analyze to refine our completion design. Most importantly, we executed extremely attractive wells in terms of high productivity and low costs,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “Two of our most recent wells, PQ #25 and PQ #28, achieved Company records in initial maximum 24-hour gross daily rates of 18.3 MMcfe/d and 15.4 MMcfe/d, respectively, and from a cost perspective, the entire program of wells drilled and completed during 2017 averaged $857 per lateral foot, nearly 15% below our goal of $1,000 per lateral foot.”

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Texas, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014; our indebtedness and the significant amount of cash required to service our indebtedness; our estimate of the sufficiency of our existing capital sources, including availability under our new multi-draw term loan facility; our ability to post additional collateral to satisfy our offshore decommissioning obligations; our ability to execute our 2017 drilling and recompletion program as planned and to increase our production; our ability to hedge future production to reduce our exposure to price volatility in the current commodity pricing market; our ability to find, develop and produce oil and natural gas reserves that are economically recoverable and to replace reserves and sustain and/or increase production; ceiling test write-downs resulting, and that could result in the future, from lower oil and natural gas prices; our ability to raise additional capital to fund cash requirements for future operations; limits on our growth and our ability to finance our operations, fund our capital needs and respond to changing conditions imposed by our multi-draw term loan facility and restrictive debt covenants; more than 50% of our production being exposed to the additional risk of severe weather, including hurricanes, tropical storms and flooding, and natural disasters; losses and liabilities from uninsured or underinsured drilling and operating activities; changes in laws and governmental regulations as they relate to our operations; the operating hazards attendant to the oil and gas business; the volatility of our stock price; and our ability to meet the continued listing standards of the New York Stock Exchange with respect to our common stock or to cure any deficiency with respect thereto. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. The Company undertakes no duty to update or revise these forward-looking statements.